Exhibit 99.1

News Release

Worldwide Press Office:

312.997.8640

United Airlines Prices $810 Million Aircraft Financing

Generates $290 Million in New Liquidity

CHICAGO, Nov. 16, 2009 – United Airlines, a wholly-owned subsidiary of UAL Corporation (Nasdaq: UAUA), announced today that it has priced its public offering of $810 million aggregate principal amount of enhanced equipment trust certificates (EETC).

The $810 million financing is comprised of $697 million of Class A certificates with an interest rate of 9.75% and a final expected distribution date of Jan. 15, 2017 and $113 million of Class B certificates with an interest rate of 12.0% and a final expected distribution date of Jan. 15, 2016.

United intends to use the net proceeds to repay at par all of the $493 million aggregate principal amount of the equipment notes related to its outstanding 2000-2 EETC, and will use the approximately $290 million of remaining net proceeds, after accounting for all transaction-related fees and expenses, for general corporate purposes. As a result of this transaction, principal payment obligations will be reduced in 2010 by approximately $225 million and in 2011 by approximately $175 million.

News Release

J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. are acting as joint book-running managers for the offering with Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. acting as a co-managers, for the offering.

The offering was made under United’s effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of United Air Lines, Inc. or UAL Corporation. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended.

The offering will be made only by means of a prospectus supplement and related prospectus, copies of which may be obtained, when available, from sales representatives of: J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, (718) 242-8002; Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department (email: prospectus@morganstanley.com); and Goldman, Sachs & Co., 85 Broad Street, SC Level, New York, New York 10004, Attention: Prospectus Department, Toll-Free 1-866-471-2526, (e-mail: prospectus-ny@ny.email.gs.com). The Company’s registration statement, prospectus supplement and prospectus are also available on the SEC website at http://www.sec.gov.

This press release does not constitute notice of United’s intention to redeem the equipment notes related to its 2000-2 EETC. Such a notice will be provided only by United to the trustee with respect to such equipment notes. Any redemption of the equipment notes related to the 2000-2 EETC is subject to the successful completion of the offering described herein and market and other conditions.

News Release

About United

United, a wholly-owned subsidiary of UAL Corporation (Nasdaq: UAUA), operates approximately 3,300* flights a day on United and United Express to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, which provides connections for our customers to 1071 destinations in 171 countries worldwide. United’s 47,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s website at united.com

*	Based on United’s forward-looking flight schedule for October 2009 to October 2010.

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